                                                                       EXHIBIT 2

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                     Among

                           THE ARISTOTLE CORPORATION,

                              GENEVE CORPORATION,

                              NASCO HOLDINGS, INC.

                                      and

                           NASCO INTERNATIONAL, INC.

                         Dated as of November 27, 2001

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

                               Table of Contents
                               -----------------



                                                                                                    Page
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
Glossary of Defined Terms                                                                            i

ARTICLE I         THE MERGER......................................................................   2
 SECTION 1.01.    The Merger......................................................................   2
 SECTION 1.02.    Effective Time; Closing.........................................................   2
 SECTION 1.03.    Effect of the Merger............................................................   2
 SECTION 1.04.    Certificate of Incorporation; Bylaws............................................   3
 SECTION 1.05.    Directors and Officers of the Surviving Corporation.............................   3

ARTICLE II        CONVERSION OF SECURITIES IN THE MERGER..........................................   3
 SECTION 2.01.    Effect on Capital Stock; Conversion of Shares; Options to Purchase Company Stock   3

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................   4
 SECTION 3.01.    Organization and Qualification; Subsidiaries....................................   4
 SECTION 3.02.    Certificate of Incorporation and Bylaws.........................................   4
 SECTION 3.03.    Capitalization..................................................................   4
 SECTION 3.04.    Authority Relative to This Agreement............................................   5
 SECTION 3.05.    No Conflict; Required Filings and Consents......................................   6
 SECTION 3.06.    Permits; Compliance.............................................................   6
 SECTION 3.07.    SEC Filings; Financial Statements...............................................   7
 SECTION 3.08.    Absence of Certain Changes or Events............................................   8
 SECTION 3.09.    Employee Benefit Plans; Labor Matters...........................................   8
 SECTION 3.10.    Contracts; Debt Instruments.....................................................  11
 SECTION 3.11.    Absence of Litigation...........................................................  13
 SECTION 3.12.    Environmental Matters...........................................................  13
 SECTION 3.13.    Trademarks, Patents and Copyrights..............................................  15
 SECTION 3.14.    Taxes...........................................................................  15
 SECTION 3.15.    Property and Leases.............................................................  16
 SECTION 3.16.    Insurance.......................................................................  16
 SECTION 3.17.    Brokers.........................................................................  16

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PARENT, NASCO HOLDINGS AND NASCO..............  17
 SECTION 4.01.    Organization and Qualification; Subsidiaries....................................  17
 SECTION 4.02.    Certificate of Incorporation and Bylaws.........................................  17
 SECTION 4.03.    Capitalization..................................................................  17
 SECTION 4.04.    Authority Relative to This Agreement............................................  18
 SECTION 4.05.    No Conflict; Required Filings and Consents......................................  18
 SECTION 4.06.    Permits; Compliance.............................................................  19
 SECTION 4.07.    Absence of Certain Changes or Events............................................  19
 SECTION 4.08.    Absence of Litigation...........................................................  19
 SECTION 4.09.    Financial Statements............................................................  20


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                               Table of Contents
                                  (continued)

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                                                                                                    ----
 SECTION 4.10.    Employee Benefit Plans; Labor Matters...........................................  20
 SECTION 4.11.    Contracts; Debt Instruments.....................................................  23
 SECTION 4.12.    Environmental Matters...........................................................  25
 SECTION 4.13.    Trademarks, Patents and Copyrights..............................................  25
 SECTION 4.14.    Taxes...........................................................................  26
 SECTION 4.15.    Property and Leases.............................................................  26
 SECTION 4.16.    Insurance.......................................................................  27
 SECTION 4.17.    Brokers.........................................................................  27

ARTICLE V         COVENANTS.......................................................................  27
 SECTION 5.01.    Conduct of Business Pending the Closing.........................................  27
 SECTION 5.02.    Notices of Certain Events.......................................................  30
 SECTION 5.03.    Contractual Consents............................................................  30
 SECTION 5.04.    Resignation of Directors........................................................  30

ARTICLE VI        ADDITIONAL AGREEMENTS...........................................................  30
 SECTION 6.01.    Proxy Statement.................................................................  30
 SECTION 6.02.    Company Stockholders' Meeting...................................................  31
 SECTION 6.03.    Access to Information; Confidentiality..........................................  31
 SECTION 6.04.    No Solicitation of Transactions.................................................  32
 SECTION 6.05.    Directors' and Officers' Indemnification and Insurance..........................  33
 SECTION 6.06.    Further Action; Consents; Filings...............................................  35
 SECTION 6.07.    Public Announcements............................................................  35
 SECTION 6.08.    Issuance of Additional Shares of Company Common Stock...........................  36
 SECTION 6.09.    Registration of the Series I Preferred Stock....................................  36
 SECTION 6.10.    NASDAQ Listing..................................................................  36

ARTICLE VII       CONDITIONS TO THE MERGER........................................................  36
 SECTION 7.01.    Conditions to the Obligations of Each Party to Consummate the Merger............  36
 SECTION 7.02.    Conditions to the Obligations of the Company....................................  38
 SECTION 7.03.    Conditions to the Obligations of Parent, Nasco Holdings and Nasco...............  38

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER...............................................  39
 SECTION 8.01.    Termination.....................................................................  39
 SECTION 8.02.    Notice of Termination; Effect of Termination....................................  40
 SECTION 8.03.    Amendment.......................................................................  40
 SECTION 8.04.    Waiver..........................................................................  40
 SECTION 8.05.    Expenses........................................................................  40

ARTICLE IX        GENERAL PROVISIONS..............................................................  41
 SECTION 9.01.    Non-Survival of Representations, Warranties and Agreements......................  41
 SECTION 9.02.    Notices.........................................................................  41
 SECTION 9.03.    Certain Definitions.............................................................  42
 SECTION 9.04.    Severability....................................................................  43

                               Table of Contents
                                  (continued)

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
 SECTION 9.05.    Assignment; Binding Effect; Benefit.............................................  43
 SECTION 9.06.    Incorporation of Exhibits.......................................................  43
 SECTION 9.07.    Specific Performance............................................................  44
 SECTION 9.08.    Governing Law...................................................................  44
 SECTION 9.09.    Submission to Jurisdiction; Venue...............................................  44
 SECTION 9.10.    Headings........................................................................  44
 SECTION 9.11.    Counterparts....................................................................  44
 SECTION 9.12.    Entire Agreement................................................................  44
 SECTION 9.13.    Waiver of Jury Trial............................................................  44

                           GLOSSARY OF DEFINED TERMS

Affiliate (S)............................................           9.03(a)
Agreement................................................       Preamble
Articles of Merger.......................................       (S) 1.02
beneficial owner.........................................           9.03(b)
business day.............................................           9.03(c)
Certificate and Articles of Merger.......................       (S) 1.02
Common Stock.............................................       Recitals
Closing..................................................           1.02
Closing Date.............................................           1.02
Code.....................................................           2.02(e)
Company..................................................       Preamble
Company Board............................................       Recitals
Company Certificates.....................................           2.02(a)
Company Common Stock.....................................       Recitals
Company Option...........................................           2.01(b)
Company Real Property....................................           3.11(ii)
Company SEC Reports......................................           3.07(a)
Company Independent Committee............................       Recitals
Company Stock Plans......................................           2.03(a)
Company Stockholders' Meeting............................           6.01(a)
Company Subsidiary (ies).................................           3.01(a)
Competing Transaction....................................       (S) 6.04
Confidentiality Agreement................................           6.03(b)
Control..................................................           9.03(d)
Controlled by............................................           9.03(d)
Costs....................................................           6.06(d)
Diluting Issuance........................................           6.08
Disclosure Schedule......................................           3.01(a)
Effective Time...........................................       (S) 1.02
Environmental Claims.....................................           3.12(b)
Environmental Laws.......................................           3.12(b)
Environmental Permit.....................................           3.12(b)
ERISA....................................................           3.09(a)
Exchange Act.............................................           3.05(b)(i)
Exchange Agreement.......................................        Preamble
Expenses.................................................           8.05(a)
Governmental Entity......................................           3.05(b)
Hazardous Material.......................................           3.12(b)
Indemnified Parties......................................           6.06(d)
IRS......................................................           3.09(a)(iii)
Knowledge................................................           9.03(e)
Law......................................................           3.05(a)(ii)
Material Adverse Effect..................................           3.01(a)
Material Contract........................................           3.10(a)
Merger...................................................       Recitals

Merger Consideration.....................................           2.01(a)
Multiple Employer Plan...................................           3.09(b)
Multiple Employer Plan...................................           3.09(b)
NASCO....................................................       Recitals
Nasco Balance Sheets.....................................           4.05(a)(ii)
Nasco Common Stock.......................................       Recitals
Nasco Financial Statements...............................           4.05
Nasco Holdings, Inc......................................       Preamble
Nasco Interim Balance Sheets.............................           4.05(a)(ii)
Nasco Interim Balance Sheet Date.........................           4.05(a)(ii)
Nasco Real Property......................................           4.12(ii)
Nasco Subsidiary(ies)....................................           4.01
NASDAQ...................................................       (S) 3.03
Order....................................................           7.01(b)
Parent...................................................       Preamble
Party....................................................       Preamble
Parties..................................................       Preamble
Permits..................................................       (S) 3.06
Person...................................................           9.03(f)
Plans....................................................           3.09(a)
Preferred Stock..........................................           3.03(c)
Proxy Statement..........................................           6.01(a)
Real Property............................................           3.12(a)(ii)
Release..................................................           3.12(b)
Remedial Action..........................................           3.12(b)
Representatives..........................................           6.02(a)
Restated Certificate.....................................       Recitals
SEC......................................................           3.07(a)
Securities Act...........................................           5.05
Series I Preferred Stock.................................       Recitals
Series J Preferred Stock.................................       Recitals
Subsidiary(ies)..........................................           9.03(g)
Superior Proposal........................................       (S) 6.04
Surviving Corporation....................................       (S) 1.01
Tax Returns..............................................       (S) 3.14
Taxes....................................................       (S) 3.14
Third Party Provision....................................       (S) 9.05
under common control with................................           9.03(d)
U.S. GAAP................................................           3.07(b)
Waivers..................................................           3.23

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2001 (this "Agreement"), by and among GENEVE CORPORATION, a Delaware corporation ("Parent"), THE ARISTOTLE CORPORATION, a Delaware corporation (the "Company"), NASCO HOLDINGS, INC., a Wisconsin corporation and a subsidiary of Parent ("Nasco Holdings"), and NASCO INTERNATIONAL, INC., a Wisconsin corporation and a wholly-owned subsidiary of Nasco Holdings and an indirect subsidiary of Parent ("Nasco")(each a "Party" and collectively the "Parties" except as otherwise provided in Section 5.01 of this Agreement).

     The Parties desire to merge Nasco with and into the Company (the "Merger") with the Company to be the Surviving Corporation (as defined herein) of the Merger in order to achieve certain synergies and efficiencies resulting from the combination of their respective businesses.

     As a preparatory step, immediately prior to the Merger, the Company will file an Amended and Restated Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit A (the "Restated Certificate") with the Secretary of State of the State of Delaware and will distribute to its common stockholders, pro rata, a dividend of one share of newly issued Series I Convertible Voting Cumulative 11% Preferred Stock, par value $.01, of the Company ("Series I Preferred Stock") for each share of Company common stock, par value $0.01 ("Company Common Stock") then issued and outstanding.

     Subject to the terms and conditions set forth herein, Nasco will merge with and into the Company.

     In the Merger, all of the shares of Nasco common stock, par value $0.01 ("Nasco Common Stock") issued and outstanding immediately prior to the Merger shall be converted into shares of Company Common Stock and newly issued Series J Non-Voting Cumulative 12% Preferred Stock, par value $.01, of the Company ("Series J Preferred Stock").

     The Board of Directors of the Company, including those Directors who are "Continuing Directors" as such term is defined in the certificate of incorporation of the Company in effect on the date hereof, and excluding directors affiliated with Parent, which directors did not participate in the consideration of the Merger (the "Company Board"), has unanimously (i) approved and deemed the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) agreed to submit this Agreement to the stockholders of the Company for their approval.

     The board of directors of Nasco has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Nasco and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and the sole stockholder of Nasco has executed a written consent approving this Agreement and the Merger.

     Immediately after but on the same date as the Merger, pursuant to the Exchange Agreement substantially in the form attached hereto as Exhibit B (the "Exchange Agreement"), the Company will issue to Parent one share of Series J Preferred Stock in exchange for each share of Series I Preferred Stock held by Parent immediately prior to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law ("DGCL") and the Wisconsin Business Corporation Law ("WBCL"), at the Effective Time (as defined below), Nasco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Nasco shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      SECTION 1.02. Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place after the close of trading on the Nasdaq Smallcap Market at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York as soon as practicable by the later of (i) thirty (30) days after the approval of the Merger Agreement by the Company's stockholders or (ii) five (5) days after the satisfaction or waiver of the conditions set forth in Article 7 hereof or at such other time and place as the Parties shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date." At the Closing, the Parties hereto shall effectuate the transactions provided for in this Agreement and shall cause the Merger to be consummated by first filing (a) the Restated Certificate with the Secretary of State of the State of Delaware and effectuating the declaration and payment of the dividend of Series I Preferred Stock, (b) the certificate of merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and then (c) filing the articles of merger (collectively with the certificate of merger the "Certificate and Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL (the date and time of such filings, or such later date or time agreed upon by the Parties hereto and set forth herein which in all events shall take place on the Closing Date, the "Effective Time").

      SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, (including interests in subsidiaries), rights, privileges, powers and franchises of the Company and Nasco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Nasco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time,
(a) the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company as amended pursuant to the Certificate of Merger and shall be in the form attached hereto as Exhibit C until thereafter changed or amended as provided therein or by applicable law, and (b) the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.05. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be as set forth on Schedule 1.05 attached hereto until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall remain as such until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified.

                                  ARTICLE II

                     CONVERSION OF SECURITIES IN THE MERGER

      SECTION 2.01. Effect on Capital Stock; Conversion of Shares; Options to Purchase Company Stock

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Nasco, Nasco Holdings, Parent, the Company or the holders of any of the following securities: all shares of Nasco Common Stock that are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive merger consideration (the "Merger Consideration") consisting of an aggregate of 15,000,000 shares of Company Common Stock and 10,000,000 shares of Series J Preferred Stock with an aggregate liquidation value of $60,000,000 on the basis of 150,000 shares of Company Common Stock and 100,000 shares of Series J Preferred Stock for each share of Nasco Common Stock issued and outstanding at the Effective Time. The Series I Preferred Stock and the Series J Preferred Stock shall have the rights, preferences and privileges ascribed thereto in the Restated Certificate.
(b) All shares of Company Common Stock and Series I Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by the Merger.
(c) At the Effective Time, the Company's 1986 Stock Option Plan and all options to purchase shares of Company Common Stock granted pursuant to such plan shall terminate.
(d) From and after the Effective Time, each outstanding option to purchase shares of Company Common Stock granted pursuant to the Company's 1997 Employee and Director Stock Plan ("Company Options") shall remain in full force and effect and each such option to purchase one share of Company Common Stock shall be exercisable into one share of

     Company Common Stock and one share of Series I Preferred Stock, pursuant to the terms of such options.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Parent, Nasco Holdings and Nasco that:

      SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 3.01(a) of the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement (the "Disclosure Schedule"), each of the Company and each subsidiary of the Company listed in
Section 3.01(a) of the Disclosure Schedule (each a "Company Subsidiary" and collectively the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(a) of the Disclosure Schedule. Except as disclosed in
     Section 3.01(a) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than investments in marketable securities.

      SECTION 3.02. Certificate of Incorporation and Bylaws. The copies of the Company's certificate of incorporation and bylaws, each as amended and restated, that are set forth as exhibits to the Company's Form 10-Q for the quarter ended March 31, 1997 are complete and correct copies thereof. Such charter and bylaws are in full force and effect on the date of this Agreement. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

      SECTION 3.03. Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 3,000,000 shares of Company Common Stock and (b) 3,000,000 shares of preferred stock, par value $0.01 (the "Company Preferred Stock"). As of the date of this Agreement,
(i) 1,891,625 shares of Company Common Stock were validly issued, fully paid and nonassessable and issued in compliance with all applicable laws including federal and state securities laws and no shares of Company Preferred Stock were issued and outstanding, (ii) 12,988 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (iii) 200,872 shares of Company Common Stock were reserved for issuance in connection with the exercise of outstanding Company Options in the amounts and at the exercise prices set forth in Section 3.03 of the Disclosure Schedule. Except as set forth in Section 3.03 of the Disclosure Schedule, all publicly traded shares of Company Common Stock are authorized for listing on the NASDAQ Smallcap Market ("NASDAQ"). From June 30, 2001 through the date hereof, the Company has not issued any additional shares of Company Common Stock, nor, except as set forth in Section 3.03 of the Disclosure Schedule, has the Company granted any additional options, warrants or other rights to purchase capital stock or other securities or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as contemplated by this Agreement, as issued pursuant to the Company Stock Plans (as defined herein), pursuant to agreements or arrangements described in Section
3.03 of the Disclosure Schedule or as set forth in the Company SEC Reports
(as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or such Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports and guarantees by the Company of any indebtedness of any Company Subsidiary.

      SECTION 3.04. Authority Relative to This Agreement. Following the approval of this Agreement by the stockholders of the Company, the Company will have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and following the approval of this Agreement by the stockholders of the Company, to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Nasco Holdings and Nasco) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body or any foreign government, agency, regulatory or administrative authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the NASDAQ; (ii) for applicable requirements relating to the filing and recordation of appropriate merger documents pursuant to the DGCL and as set forth in Section 3.05(b) of the Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to
     (A) prevent or materially delay consummation of the Merger or (B) have a Material Adverse Effect.

      SECTION 3.06. Permits; Compliance. Except for environmental matters discussed in Section 3.12 and except as set forth in Section 3.06 of the Disclosure Schedule, each of the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the

"Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by the Company, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

      SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared and filed in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (iii) did not omit any document required to be filed as an exhibit thereto. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the Company's financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and as interpreted from time to time by the staff of the SEC ("U.S. GAAP"), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position, results of operations and cash flow of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in all material respects (subject, in the case of unaudited statements, to normal year-end adjustments which were not and are not expected to have a Material Adverse Effect).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2001, including the notes thereto, or in any of the Company SEC Reports filed subsequent to June 30, 2001 or in Section 3.07(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2001 that would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company. Since June 30, 2001, neither the Company nor any Company Subsidiary has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect. Except as set forth in Section 3.08 of the Disclosure Schedule, since June 30, 2001, there has been no Material Adverse Effect in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of the Company or any Company Subsidiary and no event has occurred which will have a Material Adverse Effect.

(d) The Company has delivered to Parent or its counsel, correct and complete copies of all correspondence prepared by the Company's auditors in connection with the last audit of the Company's financial statements and any such correspondence since the date of the last such audit.

      SECTION 3.08. Absence of Certain Changes or Events. Since June 30, 2001, except as set forth in Section 3.08 of the Disclosure Schedule or as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had or could reasonably be expected to have a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

      SECTION 3.09. Employee Benefit Plans; Labor Matters. (a) Section 3.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the "Company Plans"). The Company has furnished or made available to Parent a description of any non-written Company Plan and a true and complete copy of each material Company Plan and has delivered or made available to Parent a true and complete copy of each material document, if applicable, prepared in connection with each such Company Plan, including, without limitation when applicable, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Company Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code or any other applicable law.

(b) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under
     Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates or obligated the Company or any Company Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates or obligated the Company or any Company Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control," within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Company Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course), and, to the Company's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS so to qualify, or an opinion of such status has been provided by the IRS and if submitted and assuming all amendments required by the IRS were made, the Company believes that such Company Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that could be reasonably expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Company Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any Company Plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

(f) All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(g) Except as set forth in Section 3.09(g) of the Disclosure Schedule, all directors and officers of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

(h) Section 3.09(h) of the Disclosure Schedule sets forth a true and accurate list of all issued and outstanding SAR's or other phantom stock plans or the like, including the amounts and exercise prices related thereto.

(i) Except as set forth in Section 3.09(i) of the Disclosure Schedule or as disclosed in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 3.09(j) of the Disclosure Schedule is not required to consummate the Merger.

(j) Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Except as set forth in Section 3.09(j) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 3.09(j) of the Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or employs any person.

      SECTION 3.10. Contracts; Debt Instruments. (a) Set forth in subsections
(i) through (viii) of Section 3.10(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 3.10(a) of the Disclosure Schedule, together with those listed in Section 3.09(a) of the Disclosure Schedule, and subject to the last paragraph of this Section 3.10 (a) being the "Material Contracts"):

(i) each contract and agreement which (A) is likely to involve consideration of more than $50,000, in the aggregate, during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than $100,000, in the aggregate, over the remaining term of such contract, except for purchase orders arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this Section 3.10, the top 15 purchase orders are set forth in Section 3.10(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days' notice;

(ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party, in each case, not cancelable without penalty on not more than 90 days' notice;

(iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary;

(iv) all material contracts and agreements evidencing indebtedness of the Company or any Company Subsidiary;

(v)    all material contracts and agreements with any Governmental Entity;

(vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and any Company Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

     With respect to Sections 3.10(a)(i) through (v) and Section 3.10(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $50,000 shall be deemed to be not material and need not be listed on Schedule 3.10(a).

(b) Except as would not prevent or materially delay consummation of the Merger or would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to the Company's knowledge, other party to a Material Contract has canceled such contract; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c) Set forth in Section 3.10(c) of the Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and the Company Subsidiaries as described in the notes to the financial statements incorporated in, or otherwise disclosed in, the Company's Form 10-K for the fiscal year ended June 30, 2001.

      SECTION 3.11. Absence of Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule or as specifically disclosed in the Company SEC Reports, there is no litigation, suit, claim, action, proceeding, arbitration, review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary which could, if determined adversely to the Company, have a Material Adverse Effect.

      SECTION 3.12. Environmental Matters. Except as disclosed in Section 3.12 of the Disclosure Schedule or as disclosed in the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect:

     (i) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past matters of noncompliance with Environmental Laws or Environmental Permits by the Company have been resolved without any pending, ongoing or future obligation, cost or liability;

     (ii) To the Company's knowledge, there has been no Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit on any of the real property currently owned by the Company or any Company Subsidiary (the "Company Real Property") or, during the Company's ownership or occupancy of such property, on any property formerly owned by the Company;

     (iii) The Company is not conducting voluntarily, and is not obligated to undertake or complete, any Remedial Action relating to any Release or threatened Release on the Company Real Property or at any other location;

     (iv) To the Company's knowledge, there is no asbestos or asbestos-containing material on any of the Company Real Property;

     (v) None of the Company Real Property is listed or, to the Company's knowledge proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous federal, state or local list;

      (vi) There are no Environmental Claims pending or, to the Company's knowledge, threatened against the Company or the Company Real Property, and, to the Company's knowledge, there are no facts, conditions, or circumstances that can be reasonably expected to form the basis of any such Environmental Claim and the Company has received no written notice of any pending or threatened Environmental Claim;

     (vii) To the Company's knowledge, under current Law, the Company can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits;

(viii) The Company has provided Parent or made available copies of any environmental assessment or audit reports or other similar studies or analyses in the Company's possession relating to the Company Real Property or the Company; and

(ix) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

(b)  For purposes of this Agreement:

     "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

     "Environmental Law" means any Law currently in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

     "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

     "Hazardous Material" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (ii) any other chemical, material or substance, all of which are defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

     "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

     "Remedial Action" means all action to (i) clean up, remove, or treat Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release or threat of Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Company Real Property.

     SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted, and, to the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. To the Company's knowledge, neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have timely filed all federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves; (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of the Company and the Company Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (j) none of the Company or any Company Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees and customs duties, tariffs, and similar charges.

     "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 3.15. Property and Leases. (a) The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

(b) No Company Real Property is subject to any order requiring that it be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use the Company Real Property for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which the Company or Company Subsidiary is making of the Company Real Property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the Company Real Property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

     SECTION 3.16. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries. The Company's current annual premium for directors' and officers' liability insurance is approximately $44,000 per year. The Company has no reason to believe that such insurance will not be renewable by it or the Surviving Corporation on similar or more favorable terms.

     SECTION 3.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                  ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF PARENT, NASCO HOLDINGS AND NASCO

     Parent, Nasco Holdings, and Nasco hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 4.01(a) of the Disclosure Schedule, each of Nasco and each subsidiary of Nasco (individually a "Nasco Subsidiary" and collectively the "Nasco Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Nasco and each of the Nasco Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect.

(b) A true and complete list of all of the Nasco Subsidiaries, together with the jurisdiction of incorporation or organization of each Nasco Subsidiary and the percentage of the outstanding capital stock of each Nasco Subsidiary owned by Nasco and each other Nasco Subsidiary, is set forth in
     Section 4.01(a) of the Disclosure Schedule. Except as disclosed in Section 4.01(a) of the Disclosure Schedule, Nasco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than investments in marketable securities.

     SECTION 4.02. Certificate of Incorporation and Bylaws. The copies of Nasco's certificate of incorporation and bylaws, each as amended and restated, that have been provided to the Company are complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Nasco is not in violation of any provision of its certificate of incorporation or bylaws.

     SECTION 4.03. Capitalization. The authorized capital stock of Nasco consists of 4,500 shares of Nasco Common Stock, $0.01 par value, and 4,500 shares of Preferred Stock, $0.01 par value. At the close of business on June 30, 2001, (i) 100 shares of Nasco Common Stock were validly issued, fully paid and nonassessable, (ii) no shares of Nasco Common Stock were held in the treasury of Nasco or any Nasco Subsidiary, and (iii) no shares of Nasco Common Stock were reserved for issuance in connection with the exercise of outstanding Nasco Options. From June 30, 2001 through the date hereof, Nasco has not issued any additional shares of Nasco Common Stock, nor, except as set forth in Section
4.03 of the Disclosure Schedule, has Nasco granted any additional options, warrants or other rights to purchase capital stock or other securities or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Nasco or any Nasco

Subsidiary or obligating Nasco or any Nasco Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Nasco or any Nasco Subsidiary. Except as contemplated by this Agreement, as issued pursuant to the Nasco Stock Plans, or pursuant to agreements or arrangements described in
Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Nasco is a party or by which Nasco is bound relating to the issued or unissued capital stock of Nasco or any Nasco Subsidiary or obligating Nasco or any Nasco Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Nasco or any Nasco Subsidiary. All shares of Nasco Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no outstanding contractual obligations of Nasco or any Nasco Subsidiary to repurchase, redeem or otherwise acquire any shares of Nasco Common Stock or any capital stock of any Nasco Subsidiary. Each outstanding share of capital stock of each Nasco Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.03 of the Disclosure Schedule, each such share owned by Nasco or another Nasco Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Nasco's or such other Nasco Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of Nasco or any Nasco Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Nasco Subsidiary or any other person, other than obligations arising in the ordinary course of business, and guarantees by Nasco of any indebtedness of any Nasco Subsidiary.

     SECTION 4.04. Authority Relative to This Agreement. Each of Parent, Nasco Holdings and Nasco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein. The execution and delivery of this Agreement by Parent, Nasco Holdings, and Nasco and the consummation by Parent, Nasco Holdings, and Nasco of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, including the unanimous approval of its Board of Directors, and no other corporate proceedings on the part of the Parent, Nasco Holdings, or Nasco are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent, Nasco Holdings, and Nasco and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of Parent, Nasco Holdings, and Nasco, enforceable against Parent, Nasco Holdings, and Nasco in accordance with its terms.

  SECTION 4.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.05 of the Disclosure Schedule, the execution and delivery of this Agreement by Parent, Nasco Holdings and Nasco does not, and the performance of this Agreement by Parent, Nasco Holdings and Nasco will not, (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, Nasco Holdings, Nasco or any Nasco Subsidiary (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Nasco or by which any property or asset of Nasco or any Nasco Subsidiary is bound or affected, or
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect prevent or
(B) materially delay the performance of this Agreement by Nasco.

(b) The execution and delivery of this Agreement by Nasco does not, and the performance of this Agreement by Nasco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the WBCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

     SECTION 4.06. Permits; Compliance. Except for environmental matters discussed in Section 4.12 and except as set forth in Section 4.06 of the Disclosure Schedule, each of Nasco and each of the Nasco Subsidiaries is in possession of all necessary Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by Nasco, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, Nasco Holdings or Nasco, threatened. Neither Nasco nor any Nasco Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Nasco or any Nasco Subsidiary or by which any property or asset of Nasco or any Nasco Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Nasco or any Nasco Subsidiary is a party to or by which Nasco or any Nasco Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Nasco.

     SECTION 4.07.  Absence of Certain Changes or Events. Since
December 31, 2000, except as set forth in Section 4.07 of the Disclosure Schedule or as expressly contemplated by this Agreement, Nasco and each Nasco Subsidiary has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had or could reasonably be expected to have a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Nasco or Parent and (c) none of Nasco or any of the Nasco Subsidiaries have taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.01.

     SECTION 4.08. Absence of Litigation. Except as set forth in Section 4.08 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened against Nasco or any Nasco Subsidiary or any property or asset of Nasco or any Nasco Subsidiary which could, if determined adversely to Nasco or any Nasco Subsidiary, have a Material Adverse Effect.

     SECTION 4.09. Financial Statements. (a) Nasco has heretofore delivered to the Company complete and correct copies of the following financial statements (the "Nasco Financial Statements"), all of which have been prepared from the books and records of Nasco in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of Nasco and the Nasco Subsidiaries as of the respective dates thereof and the results of its operations and cash flows for the periods covered thereby, except that unaudited interim results that were or are subject to normal and recurring year-end adjustments which were not or are not expected to have a Material Adverse Effect:

     (i) audited consolidated balance sheets at December 31, 1999 and 2000 (the "Nasco Balance Sheets") and audited consolidated statements of income, cash flows and stockholder's equity of Nasco for the fiscal years then ended and ended December 31, 1998, audited by KPMG, LLP, independent public accountants; and

     (ii) unaudited consolidated balance sheet (the "Nasco Interim Balance Sheet") of Nasco for the nine months ended September 30, 2001 (the "Nasco Interim Balance Sheet Date") and unaudited consolidated statements of income, cash flows and stockholder's equity of Nasco for the nine months ended September 30, 1999, September 30, 2000 and September 30, 2001.

The statements of income referenced in clauses (i) and (ii) above do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

(b) Except as and to the extent reflected or reserved against on the Nasco Balance Sheets and the Nasco Interim Balance Sheet, Nasco did not have, as of the respective dates of those balance sheets, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such dates to have been included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since the Nasco Interim Balance Sheet Date that would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or
     (ii) prevent or materially delay the performance of this Agreement by Nasco. Since the Nasco Interim Balance Sheet Date, Nasco has not incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect upon Nasco. Since the Nasco Interim Balance Sheet Date, there has been no Material Adverse Effect and no event has occurred which is reasonably likely to cause a Material Adverse Effect.

(c) Nasco has delivered or made available to the Company or its counsel correct and complete copies of all correspondence prepared by Nasco's auditors in connection with the last audit of Nasco financial statements and any such correspondence since the date of the last such audit.

     SECTION 4.10. Employee Benefit Plans; Labor Matters. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Nasco or any Nasco Subsidiary is a party, with respect to which Nasco or any Nasco Subsidiary has any obligation or which are maintained, contributed to or sponsored by Parent or Nasco or any Nasco Subsidiary for the benefit of any current or former employee, officer or director of Nasco or any Nasco Subsidiary, (ii) each employee benefit plan for which Nasco or any Nasco Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated,
(iii) any plan in respect of which Nasco or any Nasco Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Nasco or any Nasco Subsidiary and any employee of Nasco or any Nasco Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Nasco or any Nasco Subsidiary (collectively, the "Nasco Plans"). Each Nasco Plan is in writing and Nasco has furnished or made available to the Company a true and complete copy of each material Nasco Plan and has delivered or made available to the Company a true and complete copy of each material document, if applicable, prepared in connection with each such Nasco Plan, including, without limitation,
(A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Nasco Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Nasco Plan. Neither Nasco nor any Nasco Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Nasco Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) None of the Nasco Plans is a Multiemployer Plan or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Nasco or any Nasco Subsidiary could incur liability under Section 4063 or 4064 of ERISA. Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Nasco Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person,
     (ii) obligates or obligated Nasco or any Nasco Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates or obligated Nasco or any Nasco Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Nasco Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Nasco or any Nasco Subsidiary. Each of the Nasco Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Nasco Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each of Nasco and the Nasco Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Nasco Plan. No action is pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened with respect to any Nasco Plan (other than claims for benefits in the ordinary course), and, to Parent's, Nasco Holdings' and Nasco's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

(d)  Each Nasco Plan that is intended to be qualified under Section 401(a) or
     Section 401(k) of the Code has heretofore been determined by the IRS so to qualify, and if submitted and assuming all amendments required by the IRS were made, Nasco believes that such Nasco Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Nasco Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Nasco Plan or the exempt status of any such trust.

(e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Nasco Plan. Neither Nasco nor any Nasco Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
     (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

(f) All contributions, premiums or payments required to be made with respect to any Nasco Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to Parent's, Nasco Holdings' and Nasco's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

(g)  Except as set forth in Section 4.10(g) of the Disclosure Schedule,
     (i) there are no material controversies pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened between Nasco or any Nasco Subsidiary and any of their respective employees; (ii) neither Nasco nor any Nasco Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Nasco or any Nasco Subsidiary, nor, to the knowledge of Parent, Nasco Holdings and Nasco, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither Nasco nor any Nasco Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against Nasco or any Nasco Subsidiary under any such agreement or contract;
     (iv) there are no unfair labor practice complaints pending against Nasco or any Nasco Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of Nasco or any Nasco Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, Nasco Holdings and Nasco, threat thereof, by or with respect to any employees of Nasco or any Nasco Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 4.10(g) of the Disclosure Schedule is not required to consummate the Merger.

(h) Except as set forth in Section 4.10(h) of the Disclosure Schedule, each of Nasco and the Nasco Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of each of Nasco and the Nasco Subsidiaries and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Nasco and the Nasco Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by Nasco or any Nasco Subsidiary. Neither Nasco nor any Nasco Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened with respect to Nasco or any Nasco Subsidiary. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Nasco or any Nasco Subsidiary has employed or employs any person.

     SECTION 4.11.  Contracts; Debt Instruments. (a) Set forth in subsections
(i) through (viii) of Section 4.11(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which Nasco or any Nasco Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 4.10(a) of the Disclosure Schedule, together with those listed in
Section 4.11(a) of the Disclosure Schedule, and subject to the last paragraph of this Section 4.11(a) being the "Material Contracts"):

     (i)  as of the date of this Agreement, each contract and agreement which
          (A) is likely to involve consideration of more than $50,000, in the aggregate, during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than

          $100,000, in the aggregate, over the remaining term of such contract, except for purchase orders arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this
          Section 4.11, the top 15 purchase orders are set forth in Section 4.11(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by Nasco or any Nasco Subsidiary without penalty or further payment and without more than 90 days' notice;

   (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Nasco or any Nasco Subsidiary is a party, in each case, not cancelable without penalty on not more than 90 days' notice;

   (iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Nasco or any Nasco Subsidiary;

   (iv) all material contracts and agreements evidencing indebtedness of Nasco or any Nasco Subsidiary;

   (v)    all material contracts and agreements with any Governmental Entity;

   (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of Nasco or any Nasco Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

   (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from Nasco or any Nasco Subsidiary that relates to Nasco, any Nasco Subsidiary or their respective businesses; and

   (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Nasco or any Nasco Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

     With respect to Sections 4.11(a)(i) through (v) and Section 4.11(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $50,000 shall be deemed to be not material and need not be listed on Schedule 4.11(a).

(b) Except as would not materially delay Nasco from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to Parent's, Nasco Holdings' and Nasco's knowledge, no other party to a Material Contract has canceled such contract; (ii) to Parent's, Nasco Holdings' and Nasco's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) neither Nasco nor any of the Nasco Subsidiaries are in receipt of any claim of default under any Material Contract. Nasco has furnished or made available to the Company true and complete copies of all Material Contracts, including any amendments thereto.

     SECTION 4.12.  Environmental Matters. (a) Except as disclosed in Section
4.12 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

  (i) Nasco is in compliance with all applicable Environmental Laws and all Environmental Permits. All past matters of noncompliance with Environmental Laws or Environmental Permits by Nasco have been resolved without any pending, ongoing or future obligation, cost or liability;

  (ii) To Nasco's knowledge, there has been no Release of Hazardous Materials on any of the real property currently owned by Nasco or any Nasco Subsidiary, including the property to be transferred to Nasco from NHI, LLC in accordance with this Agreement (the "Nasco Real Property") or, during Nasco's ownership or occupancy of such property, on any property formerly owned by Nasco;

  (iii) Nasco is not conducting voluntarily, and is not obligated to undertake or complete, any Remedial Action relating to any Release or threatened Release on the Nasco Real Property or at any other location;

  (iv) To Parent, Nasco Holdings' or Nasco's knowledge, there is no asbestos or asbestos-containing material on any of the Nasco Real Property;

  (v) None of the Nasco Real Property is listed or proposed for listing, or, to Parent's, Nasco Holdings' or Nasco's knowledge, adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA or any analogous federal, state or local list;

  (vi) There are no Environmental Claims pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened against Nasco or the Nasco Real Property, and, to Parent's, Nasco Holdings' and Nasco's knowledge, there are no facts, conditions or circumstances that can reasonably be expected to form the basis of any such Environmental Claim and Nasco has received no written notice of any pending or threatened Environmental Claim;

  (vii) Nasco has provided or made available to the Company copies of any environmental assessment or audit reports or other similar studies or analyses in Nasco's possession relating to the Nasco Real Property or Nasco; and

  (viii) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

     SECTION 4.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, Nasco and each of the Nasco Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Nasco and the Nasco Subsidiaries as currently conducted or as contemplated to be conducted, and, to Parent's, Nasco Holdings' and Nasco's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. Neither Nasco nor any Nasco Subsidiary has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To neither Parent, Nasco Holdings' nor Nasco's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Nasco or any Nasco Subsidiary that could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.14. Taxes. Except as set forth in Section 4.14 of the Disclosure Schedule, (a) each of Nasco and the Nasco Subsidiaries have timely filed or will timely file all federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Nasco and any Nasco Subsidiary, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against Nasco or any of its subsidiaries for which there are not adequate reserves; (d) Nasco and the Nasco Subsidiaries have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) Nasco and the Nasco Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of Nasco or the Nasco Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other;
(g) there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Nasco or any Nasco Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of Nasco or any Nasco Subsidiary, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which Nasco or any Nasco Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Nasco; and (j) neither Nasco nor any Nasco Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

     SECTION 4.15. Property and Leases. (a) Each of Nasco and the Nasco Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

(b) No Nasco Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, Nasco Holdings or Nasco, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

(c) Except as set forth in Section 4.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use the Nasco Real Property for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which Nasco or any Nasco Subsidiary is making of the Nasco Real Property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the Nasco Real Property, and improvements thereon, owned or leased by Nasco or any Nasco Subsidiary other than those that would not prevent or materially delay consummation of the Merger or and would not have a Material Adverse Effect.

     SECTION 4.16. Insurance. Nasco and the Nasco Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which Nasco and the Nasco Subsidiaries are engaged and comparable in size and operations to Nasco and the Nasco Subsidiaries.

     SECTION 4.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Nasco.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business Pending the Closing. Each of the Company and Nasco (each a "Party" and collectively the "Parties" for purposes of this Section 5.01) agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the other Party shall consent in writing, which consent shall not be unreasonably withheld or delayed, (1) the businesses of the Parties and the Company Subsidiaries and the Nasco Subsidiaries (the "Party Subsidiaries") shall be conducted only in, and the Parties and the Party Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice and (2) each Party shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Parties and the Party Subsidiaries and to preserve the current relationships of the Parties and the Party Subsidiaries with such of the customers, suppliers and other persons with which the Parties or any Party Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, each Party shall not, and shall neither cause nor permit any of the Party Subsidiaries or any of its affiliates

(over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed:

(a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents except as set forth in the Restated Certificate which amendment shall be filed to take effect as of the Closing Date and immediately prior to the Effective Time;

(b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Party or any Party Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Party or any Party Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Company Options outstanding on the date of this Agreement other than as set forth in Section 5.01(b) of the Disclosure Schedule or as otherwise contemplated herein), or (ii) any property or assets of either Party or any Party Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets of the Party or any Party Subsidiary shall not exceed $50,000.

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock.

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (x) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $50,000 or (y) purchases (whether for cash or pursuant to an exchange) of inventory for resale in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice; provided, however, that in no event shall Nasco incur funded indebtedness which would cause its aggregate funded indebtedness as of the Closing Date to exceed $46 million; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Party and the Party Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than as set forth in Section 5.01(e)(iv) of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

(f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Party or any Party Subsidiary who are not officers of such Party, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of either Party or any Party Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as set forth on Schedule 5.01(f) and as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

(g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of U.S. GAAP or GAAP, as the case may be, and as advised by either Party's regular certified independent public accountants;

(h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $50,000, except for claims asserted by either Party or the applicable Party Subsidiary other than as set forth on Schedule 5.01(h) of the Disclosure Schedule;

(i) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability other than as set forth on
     Schedule 5.01(h) of the Disclosure Schedule;

(j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

(k) take any action that will be likely to result in the representations and warranties set forth in Article III or Article IV, as the case may be, becoming false or inaccurate in any material respect (or, with respect to any representation and warranty already qualified by materiality, false or inaccurate in any respect);

(l) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01;

(m) take any action or fail to take any action that results in a Material Adverse Effect; or

(n) permit or cause any Party Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

     SECTION 5.02. Notices of Certain Events. Each of Parent, Nasco Holdings, Nasco and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger,
(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Parent, Nasco Holdings, Nasco, the Company or their subsidiaries that relate to the consummation of the Merger or the transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Parent, Nasco Holdings, Nasco or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

     SECTION 5.03. Contractual Consents. Except as set forth in Section 5.03 of the Disclosure Schedule or as contemplated herein, prior to or at the Effective Time each of the Parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

     SECTION 5.04. Resignation of Directors. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain the resignations of those directors of the Company who will not be serving as directors of the Surviving Corporation as provided in Section 1.05 hereof.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (in consultation with Parent) and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of this Agreement and the Merger and the approval of the Restated Certificate. Parent, Nasco and Nasco Holdings shall furnish all information concerning their entities and businesses that the Company may reasonably request in connection with such actions.

(b) Subject to the fiduciary duties of the Company Board, as described in the following proviso, the Proxy Statement shall include the unanimous recommendation of the Company Board to the stockholders of the Company to vote in favor of approving the Merger and this Agreement; provided, however, that the Company Board may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change their recommendation could cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law.

(c) No amendment or supplement to the Proxy Statement will be made or filed with the SEC by the Company without consultation with Parent. The Company will promptly advise Parent after receiving any comments from the SEC relating to the Proxy Statement and provide Parent with copies of any such comments that are in writing.

(d) The information supplied by Parent, Nasco and Nasco Holdings and the directors and officers thereof for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and
     (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Nasco shall use its reasonable best efforts to cause the Nasco Financial Statements to comply with the requirements of Regulation S-X. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to Parent or Nasco, or its officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

(e) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     SECTION 6.02. Company Stockholders' Meeting. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of (i) the Restated Certificate and
(ii) this Agreement and the Merger. The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of (i) the Restated Certificate and (ii) this Agreement and the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL and the rules of NASDAQ to obtain such approvals .

     SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Party hereto or such Party's Subsidiary is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, each Party shall (and shall cause its Subsidiaries to): (i) upon ten (10) days prior notice, provide to the requesting Party (and its respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such Party and such Party's Subsidiaries and to the books and records thereof (including, without limitation, access to such Party's accountants, any correspondence between such Party and such accountants and work papers prepared with respect to any Party to this Agreement by such accountants), and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects as the requesting Party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) The Parties shall comply with, and shall cause their respective Subsidiaries and Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated July 17, 2001 (the "Confidentiality Agreement") between Parent and the Company, as amended.

     SECTION 6.04. No Solicitation of Transactions. Each Party agrees that, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Party Subsidiary shall, and that it shall cause its Party Subsidiary's representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Party (other than Parent) and the Party Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Party (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). Each Party further agrees that neither it nor any Party Subsidiary shall, and that it shall cause its Party Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to such Party (other than Parent) or any Party Subsidiary to any person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section
6.04 shall prevent the Company or the Company Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited written Competing Transaction by any such person; or
(ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause
(i) or (ii), (A) the Company Board concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to all or substantially all of the holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Company Board determines in good faith after consultation with independent legal counsel that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding the Company to any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company receives from such person an executed confidentiality agreement on terms at least as restrictive on such person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any person or any of such person's Representatives or entering into discussions or negotiations with any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company notifies Parent promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.04. Immediately following the execution of this Agreement, the Company shall terminate and cause the Company Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and promptly after the public announcement of the execution of this Agreement shall use all reasonable efforts to request that all confidential information previously furnished to any such third parties be returned promptly. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-(2)(a) promulgated under the Exchange Act.

     SECTION 6.05.  Directors' and Officers' Indemnification and Insurance.
(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors, officers, employees, fiduciaries or agents of the Company that provide the maximum protection for such persons pursuant to the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

(b) For a period of five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time.

(c) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

(d) From and after the Effective Time, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any other person covered by the Company's directors' and officers' liability insurance, determined as of the Effective Time (the "Indemnified Parties"), from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which the Indemnified Party has been made a party by reason of the fact that such person was a director or officer of the Company, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Delaware laws and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's charter documents shall be made by independent counsel selected by the Surviving Corporation.

(e) Any Indemnified Party wishing to claim indemnification under paragraph (d) of this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel selected by Parent and reasonably acceptable to the Indemnified Party, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and
     (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. The Surviving Corporation shall not, in the defense of any claim or litigation, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

(f)  If the Surviving Corporation or any of its successors or assigns shall
     (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume all of the obligations set forth in this
     Section 6.05.

     SECTION 6.06. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger,
(iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to this Agreement and the Merger required under (A) the Exchange Act, (B) the rules of the NASDAQ or (C) any other applicable Law. The Parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling Party and its advisors prior to filing, and none of the Parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No Party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other Parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the Parties hereto shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the Parties shall promptly take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of any transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

     SECTION 6.07. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement.

     SECTION 6.08. Issuance of Additional Shares of Company Common Stock. The Company may issue additional shares of Company Common Stock on or prior to the Closing Date; provided, however, that in the case of any such issuance, Parent shall have the right to purchase, and the Company agrees to issue and sell to Parent on the date of any such issuance, a number of shares of Company Common Stock sufficient to maintain Parent's 50.99 percentage ownership of Company Common Stock. Such sale to Parent shall be at a price equal to the mean of the high and low sales prices of the Company Common Stock on the NASDAQ on the date of such sale or, if there are no sales on that date, the nearest preceding date on which there were one or more sales.

     SECTION 6.09. Registration of the Series I Preferred Stock. The Company shall file a registration statement (i) on Form S-3 pursuant to Rule 415 of the Securities Act, if eligible or, if not eligible, on such other form as may be required, registering the issuance of the Series I Preferred Stock pursuant to this Agreement and (ii) on Form 8 pursuant to the Exchange Act (collectively the "Registration Statements") registering the Series I Preferred Stock. The Company shall use its reasonable best efforts to cause the Registration Statements to be declared effective by the SEC as promptly as practicable after the filing thereof.

     SECTION 6.10. NASDAQ Listing. The Company shall use its reasonable best efforts to have the Series I Preferred Stock approved for listing on NASDAQ as of the Closing Date.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of Parent, the Company, Nasco and Nasco Holdings to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

(a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of (1) two-thirds of the outstanding shares of Company Common Stock and (2) a majority of the outstanding shares of Company Common Stock (other than shares held by Parent) voted at the Company Stockholder's Meeting;

(b) no preliminary or permanent injunction, decree or other order (an "Order"), issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby;

(c) as of the Closing Date but after the filing of the Restated Certificate with the Secretary of State of the State of Delaware, the value of one share of Company Common Stock shall not exceed $3.00, determined by subtracting from the price of one share of Company Common Stock, determined in accordance with clauses (i) and (ii) below, the value of one share of Series I Preferred Stock on the Closing Date. For purposes of this Section 7.01(c), (A) the price of the Company Common Stock shall be the higher of (i) the mean between the highest and lowest sale price of the Company Common Stock on the NASDAQ on the Closing Date and (ii) the closing sale price of the Company Common Stock on the NASDAQ on the Closing Date; and (B) the value of the Series I Preferred Stock on the Closing Date shall be as determined by Duff & Phelps or any other mutually satisfactory nationally recognized financial advisor, provided, however, that the value of one share of Series I Preferred Stock as valued on the Closing Date shall be no less than $6.00.

(d) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except if the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect;

(e) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities) the failure of which to obtain would result in a Material Adverse Effect shall duly have been obtained;

(f) the Restated Certificate shall have been filed as provided in this Agreement and in accordance with the DGCL and WBCL;

(g) the Series I Preferred Stock dividend shall have been declared and paid as provided in Section 5.01(c) of this Agreement.

(h) The Company and Parent shall have entered into a Stockholders Agreement in substantially the form attached as Exhibit D.

(i) The Preferred Stock Purchase Agreement, dated as of October 23, 1997, as amended, between the Company and Parent shall have been terminated.

(j) The Management Agreement, dated as of January 1, 1993, as amended, between Nasco Holdings and Nasco shall have been terminated.

(k) The fairness opinion previously delivered by Duff & Phelps to the Company's Board of Directors shall not have been revoked or withdrawn.

(l) The Company shall have filed a registration statement (1) on Form S-3 pursuant to Rule 415 of the Securities Act, if eligible or, if not eligible, on such other form as may be required, registering the issuance of the Series I Preferred Stock pursuant to this Agreement and (2) on Form 8 pursuant to the Exchange Act (collectively the "Registration Statements") registering the Series I Preferred Stock. The Registration Statements shall have been declared effective by the SEC and the Series I Preferred Stock shall have been approved for listing on NASDAQ.

(m) The value of each of the Series I Preferred Stock and the Series J Preferred Stock on the Closing Date shall be as determined by Duff & Phelps or any other mutually satisfactory nationally recognized financial advisor, provided, however, that the value of one share of each of the Series I Preferred Stock and the Series J Preferred Stock as valued on the Closing Date shall be no less than $6.00 and shall have the same value.

(n) The holders of all Company Options outstanding after the Merger shall have agreed that they shall not exercise such Company Options for a period of eighteen months following the Closing Date.

(o)  The employment agreements between the Company and John J. Crawford and Paul
     M. McDonald shall have been amended to reduce the phantom stock option target price from $7.00 to $1.00.

     SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver, prior to the Closing Date, of the following further conditions :


(a) each of the representations and warranties of Parent, Nasco Holdings and Nasco contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, including, without limitation, qualification by reference to a Material Adverse Effect, shall be true in all respects as of the Closing Date or as of such particular date, as the case may be), and the Company shall have received a certificate of the Chief Operating Officer of Parent to that effect;

(b) Parent, Nasco Holdings and Nasco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate of the Chief Operating Officer of Parent to that effect.

(c) The Company shall have received evidence reasonably satisfactory to it that NHI, LLC and Nasco have entered into a binding agreement providing for the transfer of the parcel of real estate located at 801 Janesville Avenue, Fort Atkinson, Wisconsin, from NHI, LLC to Nasco within three months of the Closing Date for a purchase price equal to NHI LLC's adjusted cost of such property at the time of transfer to Nasco and the Company shall have received a certificate, dated as of the Closing Date, of the Chief Operating Officer of Parent, as to the adjusted cost of such property.

(d) The Company shall have received evidence reasonably satisfactory to it that the funded indebtedness of Nasco as of the Closing Date is not greater than $46 million.

     SECTION 7.03. Conditions to the Obligations of Parent, Nasco Holdings and Nasco. The obligations of Parent, Nasco Holdings and Nasco to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

(a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, including, without limitation, qualification by reference to a Material Adverse Effect, shall be true in all respects as of the Closing Date or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

(c) The directors of the Company who will not be continuing directors of the Surviving Corporation as provided in Section 1.05 hereof shall have resigned effective as of the Effective Time.

(d)  The Company and Parent shall have entered into the Exchange Agreement.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

(a) by mutual written consent duly authorized by the Company Board and the Board of Directors of Parent;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before May 15, 2002; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company, if any final and nonappealable Order or other legal restraint or prohibition preventing the consummation of the Merger shall have been issued by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger;

(d) by Parent, if (i) the Company Board withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Parent, or shall have resolved to do so, (ii) the Company Board shall have refused to affirm its recommendation of this Agreement as promptly as practicable after receiving a bona fide proposal or offer relating to a Competing Transaction, but in any case within ten business days after receipt of any written request from Parent or Nasco, (iii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction, or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including not taking a position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(e) by Parent or the Company, if the Merger shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

(f) by Parent, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that a condition set forth in clause (a) or (b) of
     Section 7.03 would not be satisfied; or

(g) by the Company, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Nasco, Nasco Holdings or Parent set forth in this Agreement, such that a condition set forth in Section 7.02 would not be satisfied.

     SECTION 8.02. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to
Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall be of no further effect, there shall be no liability under this Agreement on the part of Parent or the Company and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the Parties hereto by action taken by or on behalf of the Company Board and the Parent Board of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would increase the Merger Consideration.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01 will be effective only if made in writing by each of the Company and Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver of such condition for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

     SECTION 8.05. Expenses. Except as otherwise set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(f) or (g), the breaching party shall promptly pay to the non-breaching party such non-breaching party's Expenses. The Parties acknowledge that the failure of the Company's Stockholders to approve the Merger Agreement shall not be considered a breach of this Agreement. "Expenses," as used in this Agreement, shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) reasonably incurred by a party or on its behalf in connection with, or related to the authorization, preparation, negotiation, execution and performance of, this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

                                  ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Section 6.05,
Section 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b) and 8.05 and this Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

     if to Parent:

          Geneve Corporation
          96 Cummings Point Road
          Stamford, Connecticut 06902
          Attention:  Steven B. Lapin
          Telephone:  (203) 358-8000
          Facsimile:  (203) 348-3103
     with a copy (which shall not constitute notice to Parent) to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, New York  10022
          Attention:  Ezra G. Levin, Esq.
          Telephone:  (212) 715-9100
          Facsimile:  (212) 715-8000

     if to the Company:

          The Aristotle Corporation
          27 Elm Street
          New Haven, Connecticut  06510
          Attention:  John Crawford
          Telephone:  (203) 867-4090
          Facsimile:  (203) 562-1226

     with copies (which shall not constitute notice to the Company) to:

          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
          One Financial Center
          Boston, MA 02111
          Attn: Stanford N. Goldman, Jr. Esq.
          Telephone:  (617) 542-6000
          Facsimile:  (617) 542-2241

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

(a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

(b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Connecticut;

(c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(d) "knowledge" means, with respect to any matter in question, that the executive officers of Parent, Nasco, Nasco Holdings or the Company, as the case may be,

     (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

(e) "Material Adverse Effect" shall be a concept applicable only to either Nasco or the Company and as to either of them means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of either Nasco or the Company and its respective subsidiaries taken as a whole or its ability to perform its obligations as contemplated in this Agreement; provided, however, that any adverse changes or effects relating to or arising from (i) the disallowance by the Internal Revenue Service of any previous tax refunds of the Company or the entering into an agreement with the Internal Revenue Service by the Company to such effect, (ii) any impairment of goodwill resulting from the Company's acquisition of Safe Passage International, Inc., or (iii) events, changes or effects that are consequences of terrorist activity or of the related war against terrorism will not be deemed a Material Adverse Effect;

(f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

     SECTION 9.06. Incorporation of Exhibits. The Disclosure Schedule and any exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes.

     SECTION 9.07. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the need to prove actual damages.

     SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by, or pursuant to the terms of this Agreement that are subject to, the WBCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the Parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

     SECTION 9.09. Submission to Jurisdiction; Venue. Each Party hereto unconditionally and irrevocably agrees and consents to the exclusive jurisdiction of, and service of process and venue in, the Delaware Chancery Court, if applicable, and the courts of the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; the Parties further agree not to commence any such action, suit or proceeding except in any such court. Each Party irrevocably waives any objections or immunities to jurisdiction to which it might otherwise be entitled or become entitled in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

     SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each Party hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

     SECTION 9.12. Entire Agreement. This Agreement (including the exhibits attached hereto and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless it is made in writing and signed by all Parties hereto.

     SECTION 9.13.  Waiver of Jury Trial.   EACH PARTY HERETO HEREBY IRREVOCABLY
WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR

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OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY
PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  [Remainder of Page Intentionally Left Blank]

                                      -45-
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     IN WITNESS WHEREOF, Parent, the Company, Nasco Holdings and Nasco have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              THE ARISTOTLE CORPORATION



                              By: /s/ John J. Crawford
                                 ---------------------------
                                 Name: John J. Crawford
                                 Title: Chairman and President

                              NASCO HOLDINGS, INC.



                              By: /s/ Steven B. Lapin
                                 ---------------------------
                                 Name: Steven B. Lapin
                                 Title: President

                              NASCO INTERNATIONAL, INC.



                              By: /s/ Steven B. Lapin
                                 ---------------------------
                                 Name: Steven B. Lapin
                                 Title: President

                              GENEVE CORPORATION


                              By: /s/ Steven B. Lapin
                                 ---------------------------
                                 Name: Steven B. Lapin
                                 Title: President

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